Exhibit 99.1

Range Impact Reports 2Q 2025 Financial Results

Cleveland, Ohio – August 14, 2025 – Range Impact, Inc. (OTCQB: RNGE) (“Range Impact” or the “Company”), a public impact investing company dedicated to acquiring, reclaiming and repurposing mine sites in Appalachia, reports its results for the second quarter ended June 30, 2025.

Range Impact’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025 was filed with the Securities and Exchange Commission on August 14, 2025 and is available for viewing at https://rangeimpact.com/investors/. Since the information provided in this press release is limited to selected financial and operational information, shareholders and interested parties are encouraged to read the Company’s full Form 10-Q available on its website.

Michael Cavanaugh, Range Impact’s CEO, states, “Our second quarter results highlight the continued execution of our strategy to build multiple streams of recurring revenue, reduce fixed costs and debt, and use available cash to actively reclaim the Fola Mine Complex acquired earlier in the year.” Cavanaugh added, “During the quarter, our team accomplished several important initial goals tied to the repurposing of the Fola Mine Complex, and we believe significant momentum is being built to achieve our long-term goal of converting this once abandoned mine site into a mixed-use complex with multiple sources of revenue and good paying jobs for the community.”

Business and Financial Highlights of the 2025 Second Quarter

○	Sold three non-core mining permits at the Fola Mine Complex to a third-party purchaser, which reduced the Company’s reclamation obligations by $1,244,560 and generated a transaction advisory fee of $800,000 for a total value to the Company of over $2.0 million

○	Acquired two additional mining permits at the Fola Mine Complex and assumed an associated coal royalty agreement with a well-capitalized and experienced mining operator, which is expected to result in several years of additional surface mining and royalty payments

○	Finalized the execution and assignment to the Company of a new underground metallurgical coal royalty agreement with a large public coal company at the Fola Mine Complex, which is expected to result in several years of additional underground mining and royalty payments

○	Continued to make progress with our development partner on our large solar project at the Fola Mine Complex, which is expected to generate a minimum of 25 years of lease revenue beginning in the next few years

○	Generated Gross Profit of $508,322, which was $504,471 higher than 1Q 2025 and $657,251 higher than 2Q 2024 due to new royalty income, cost reductions, and the transaction advisory fee recorded in 2Q 2025

○	Divested and returned numerous pieces of non-core equipment and repaid debt of $355,653 resulting in total debt paydowns of $722,143 for the year-to-date period

○	Continued to streamline the Company’s operations to maximize the amount of free cash flow that can be allocated to reclamation and repurposing efforts at the Fola Mine Complex

About Range Impact, Inc.

Headquartered in Cleveland, Ohio, Range Impact is a public company (OTC: RNGE) dedicated to improving the health and wellness of people and the planet through a novel and innovative approach to impact investing. Range Impact owns and operates several complementary operating businesses focused on developing long-term solutions to environmental, social, and health challenges, with a particular focus on acquiring, reclaiming and repurposing mine sites and other undervalued land in economically disadvantaged communities throughout Appalachia. Range Impact takes an opportunistic approach to impact investing by leveraging its competitive advantages and looking at solving old problems in new ways. Range Impact seeks to thoughtfully allocate its capital into strategic opportunities that are expected to make a positive impact on the people-planet ecosystem and generate strong investment returns for its shareholders.

Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors that could cause actual outcomes and results to be materially different from those indicated in such statements. Such factors include, among others, the inherent uncertainties associated with new projects, changes in business strategy and new lines of business. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Range Impact, Inc.

Investor Relations

P: +1 (216) 304-6556

E: ir@rangeimpact.com

W: www.rangeimpact.com